Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

August 12, 2007

MIDWEST AIR GROUP BOARD OF DIRECTORS UNANIMOUSLY DETERMINES
TO PURSUE $16 PER SHARE ALL-CASH OFFER FROM TPG CAPITAL

Milwaukee, Wisconsin, August 12, 2007 – The Board of Directors of Midwest Air Group (AMEX: MEH), parent company of Midwest Airlines, today said that it has unanimously determined to pursue an all-cash offer from TPG Capital, L.P. on behalf of an affiliate of TPG and one or more partners to acquire all of the outstanding shares of Midwest for $16.00 per share.

The board took its action after receiving a letter from AirTran Holdings, Inc. (NYSE: AAI) in which AirTran stated it was making its best and final offer to acquire all of the outstanding shares of Midwest pursuant to a one-step merger for consideration consisting of cash and stock at $15.75 per share, valued at Friday’s closing price of AirTran’s common stock. In reaching that determination, the board concluded that the TPG offer presented greater value and certainty for Midwest shareholders than the AirTran offer.

Under the terms of the offer from TPG, the private equity investor indicated that its acquisition “would permit the Company to continue its rich legacy as a leading provider of customer oriented quality air service.”

Midwest and TPG expect to execute a definitive merger agreement no later than August 15, 2007.

The offer from TPG is set forth in the following letter that was received by the Midwest board on August 12:

Board of Directors

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

Ladies and Gentlemen:

TPG Capital, L.P. (“TPG”) is pleased to submit the following indication of interest for an acquisition by TPG of Midwest Air Group, Inc., a Wisconsin corporation (the “Company”), for $16.00 in cash for each share of the Company’s common stock.

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We believe that our proposal offers a compelling opportunity for your shareholders and is superior to the proposal that has been submitted by AirTran Holdings, Inc. (“AirTran”). The proposed purchase price is an all cash offer, which, in light of the recent volatility in the United States equity markets, represents a more certain value for your shareholders than the large stock component of AirTran’s proposal. In addition to providing more certain value, an acquisition by TPG would permit the Company to continue its rich legacy as a leading provider of customer oriented quality air service. Our acquisition would provide for greater stability and prospects for all of the Company’s important constituencies including customers, employees and the greater Milwaukee and Kansas City metropolitan areas. We have been very impressed with your management team and are confident in its ability to maintain the Company’s reputation of excellent service, while at the same time running a profitable airline.

We believe that our experience in this sector, together with our track record for maintaining stable, long term investments, argue strongly in favor of an acquisition by TPG. We are one of the largest private equity investors in the world and the most experienced private equity investor in the global airline sector. Investments carried out by us in and related to the airline industry include, among others, Continental Airlines, America West Airlines, Ryanair, Hotwire and Sabre. We are proud of the record that we and the management teams have accomplished in creating value in these companies.

Our transaction would be financed through contributions from TPG Partners V, L.P., a fund we manage with $15.3 billion of committed equity capital, and one or more partners, which contributions would be fully committed at the time of signing. The consummation of the transaction would not be subject to a financing condition, and we do not anticipate any issues in obtaining antitrust clearance or any other regulatory approvals, so we anticipate consummation would be subject only to customary conditions.

We are fully prepared to complete confirmatory legal and accounting due diligence and the concurrent negotiation of definitive documents on an expedited basis in order to execute a transaction by August 15, 2007.

This letter is an expression of interest only and any binding agreement would arise only upon execution of definitive agreements.

We are very excited about the prospects for this transaction, and we look forward to having the opportunity to work with you to finalize a transaction that we believe will benefit your shareholders and other constituencies. We are prepared to meet with you or your representatives at any time to discuss all aspects of our proposal.

Very truly yours,

TPG Capital, L.P.

By:

Name: Richard P. Schifter

Title: Partner

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 53 cities. More information is available at http://www.midwestairlines.com.

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This news release contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “planned,” “projecting,” “expect,” “should,” “anticipate,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. There can be no assurance that the company will enter into a merger agreement with TPG. Factors that may cause events contemplated by the company’s forward-looking statements not to occur include, but are not limited to, the risk factors described in “Item 1A. Risk Factors” in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

Important Information

Midwest filed a Schedule 14D-9 with the Securities and Exchange Commission on January 25, 2007 and subsequent amendments which set forth the reasons for the Midwest board’s recommendation with respect to the unsolicited exchange offer by AirTran Holdings, Inc. and related information.

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